EXHIBIT 12.1

Computation of ratio of earnings to fixed charges

											For the six month
											period ended				For the twelve
	For the fiscal year ended June 30,										December 31,				months ended
															December 31,
(All amounts in millions)	2003		2002		2001		2000		1999		2003		2002		2003

Earnings:
Pre-tax income	100.4		140.6		187.8		234.7		211.7		82.9		125.4		57.9
Adjustments for certain (income) expense items:
Minority interest in Gifts.com, Inc.	-		-		-		(2.6)		-		-		-		-
Undistributed earnings in BrandDirect Marketing	-		-		24.9		29.1		-		-		-		-
Estimated lease interest[1] (a)	4.8		4.7		4.8		6.3		5.9		2.0		2.4		4.3
Interest expense(b)	46.5		18.6		18.3		5.6		5.7		24.3		25.5		45.3

Total earnings	151.7		163.9		235.8		273.1		223.3		109.2		153.3		107.5
Fixed charges (a+b)	51.3		23.3		23.1		11.9		11.6		26.3		27.9		49.6

Ratio of earnings to fixed charges	3.0	x	7.0	x	10.2	x	22.9	x	19.3	x	4.2	x	5.5	x	2.2	x

(1) Estimated lease interest is approximately one-third of our net rental expense for each reporting period.

Computation of ratio of proforma earnings to fixed charges

	For the fiscal
	year ended		For the six-month period
(All amounts in millions)	June 30, 2003		ended December 31, 2003

Proforma fixed charges:
Historical fixed charges	51.3		26.3
Add: Increase in interest attributable to the rate differential assuming $292 of the total proceeds of $300 is used to refinance existing indebtedness	7.3		3.5

Total proforma fixed charges	58.6		29.8

Historical Earnings	151.7		109.2
Less: historical fixed charges	(51.3)		(26.3)
Add: proforma fixed charges	58.6		29.8

Total proforma earnings	159.0		112.7
Ratio of proforma earnings to fixed charges	2.7	x	3.8	x

Computation of as adjusted ratio of total debt to EBITDA

	For the twelve-month
	period ended
(All amounts in millions)	December 31, 2003

Total historical debt	798.1
Add: Increase in debt due to the use of certain proceeds to pay financing fees	8.0

Total as adjusted debt	806.1
EBITDA	168.1
Ratio of total debt to EBITDA	4.8	x

Computation of as adjusted ratio of EBITDA to interest expense

	For the twelve-month
	period ended
(All amounts in millions)	December 31, 2003

Total historical interest expense	45.3
Add: Increase in interest expense due to the rate differential between the Term Loan and the old notes issued in the private placement	13.2

Total as adjusted interest expense	58.5
EBITDA	168.1
Ratio of EBITDA to interest expense	2.9	x